UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    December 3, 2012

LEUCADIA NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK
(State or Other Jurisdiction of Incorporation)

1-5721	13-2615557
(Commission File Number)	(IRS Employer Identification No.)

315 PARK AVENUE SOUTH, NEW YORK, NEW YORK	10010
(Address of Principal Executive Offices)	(Zip Code)

212-460-1900
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The 2003 Senior Executive Annual Incentive Bonus Plan, as amended (the “Bonus Plan”) of Leucadia National Corporation (the “Company”) provides for an annual incentive bonus to each of Messrs. Cumming and Steinberg in an amount equal to 1.35% of the audited pre-tax earnings of the Company and its consolidated subsidiaries for each year through 2014, subject to reduction by the Compensation Committee of the Board of Directors of the Company, in its sole discretion.

As previously reported, the Compensation Committee awarded performance bonuses under the Bonus Plan for 2009 and 2010 to each of Ian M. Cumming, Chairman of the Board of the Company, and Joseph S. Steinberg, President of the Company.  For each of those years, the Compensation Committee certified an amount under the Bonus Plan that exceeded the amount actually paid for such year to Mr. Cumming and Mr. Steinberg.  In doing so, the Compensation Committee exercised its discretion to pay out less than the maximum amount certified as having been earned under the Bonus Plan for each such year, instead choosing to reconsider, at an appropriate time in the future, whether to pay any of the remaining portion of the 2009 bonus and/or the 2010 bonus (an aggregate of $9,021,089 for each of Mr. Cumming and Mr. Steinberg) (each, the “Remaining Bonus”), retaining full discretion to consider all relevant and appropriate facts when determining whether to award some or all of the Remaining Bonus to each of Mr. Cumming and Mr. Steinberg.

On December 3, 2012, the Compensation Committee awarded the Remaining Bonus to each of Mr. Cumming and Mr. Steinberg.

Item 8.01.  Other

On December 3, 2012, Leucadia National Corporation issued a press release announcing the declaration of a cash dividend of $0.25 per Leucadia common share payable on December 28, 2012 to record holders of Leucadia common shares on December 17, 2012.  A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01.  Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated December 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2012

LEUCADIA NATIONAL CORPORATION

	By:	/s/ Joseph A. Orlando
		Name:	Joseph A. Orlando
		Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated December 3, 2012.

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